Exhibit 10.1

VIA EMAIL

August 5, 2020

Jennifer Schranz

Re:   Retention Agreement

Dear Jennifer:

As we have discussed, Nabriva Therapeutics US, Inc. (the “Company”) recognizes and appreciates the contributions you have made to the Company during your employment and wants you to remain committed and focused on delivering your goals and objectives during this important time for the Company. As an incentive for you to remain employed and enthusiastically engaged, the Company is offering you the Retention Benefits set forth below, subject to the terms and conditions set forth herein.

Please review this Retention Agreement (the “Agreement”) and let me know if you have any questions. Otherwise, please sign where indicated below to acknowledge your receipt of this Agreement and your acceptance of its terms, and return the signed Agreement to me no later than August 7, 2020. Provided you timely sign and return this Agreement, it shall become effective as of the signature date (the “Effective Date”).

1.   Retention Benefits.

a.          Retention Bonus.  You will receive a lump sum retention bonus of one hundred thousand dollars ($100,000) (the “Retention Bonus”) on the next regular payroll date following the Effective Date (the date of such payment, the “Retention Bonus Payment Date”), provided that you remain continuously employed through the Retention Bonus Payment Date. Should the Company terminate your employment for Cause (as defined in the Employment Agreement between you and the Company dated as of March 21, 2018 (the “Employment Agreement”)), or should you voluntarily terminate your employment with the Company without Good Reason (as defined in the Employment Agreement), in either case within one (1) year following the Retention Bonus Payment Date, you must repay to the Company within thirty (30) days thereafter fifty percent (50%) of the Retention Bonus (the “Repayment Amount”). If your employment terminates for any other reason (including in the case of your termination by the Company without Cause, your resignation for Good Reason, or your death or disability), you are not required to repay the Retention Bonus.

b.          Guaranteed Minimum Corporate Performance Percentage for 2020 Annual Discretionary Bonus.  If you remain continuously employed by the Company through January 31, 2021, the current 2020 annual discretionary bonus for which you are eligible (i.e., forty percent (40%) of your Base Salary (as defined in the Employment Agreement, provided, however, for the avoidance of doubt, that this calculation shall be prorated across any adjustments made to your Base Salary through 2020), based on the performance of the Company and Nabriva Therapeutics plc (as determined by the Board of Directors of Nabriva Therapeutics plc in its sole discretion)), will be determined based on the assumption that no less than eighty percent (80%) of the corporate performance target has been achieved.

c.          Increase in Base Salary.  As of August 3, 2020, your Base Salary (as defined in the Employment Agreement) will be increased from its current annualized rate of four hundred forty-nine thousand six hundred dollars ($449,600) to the annualized rate of four hundred sixty thousand dollars ($460,000).

d.          Equity Retention.  You will be eligible to participate in a Nabriva Management Team equity retention plan under which you would be granted 157,500 options to purchase Company common stock and 78,750 restricted stock units, each representing the right to receive one share of Company common stock. Further details on this plan, including the vesting schedule and applicable performance metrics, will be provided to you once finalized by the Company and subject to the approval of such Management Team equity retention plan, and the equity awards granted thereunder, by the Board of Directors.

2.   Amendment.  This Agreement shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the parties hereto.

3.   Withholding; Section 409A.  All payments and benefits hereunder will be subject to reduction for applicable tax withholdings. Any payments made over time are to be treated as a series of separate payments for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A” of the “Code”). This Agreement is intended to provide for payments that are exempt from or comply with the provisions of Section 409A and this Agreement must, to the extent practicable, be construed in accordance therewith. Terms defined in this Agreement will have the meanings given such terms under Section 409A if and to the extent required to comply with Section 409A. In any event, the Company makes no representations or warranty and will have no liability to you or any other person if any provisions of or payments under this Agreement are determined to constitute deferred compensation subject to Section 409A but not to satisfy the conditions thereof.

4.   Source of Payment.  Nothing herein may be construed as establishing a trust or as requiring the Company to set aside funds to meet its obligations hereunder.

5.   Interpretation.  The parties agree that this Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the drafting party. References in this Agreement to “include” or “including” should be read as though they said “without limitation” or equivalent forms.

6.   Counterparts.  This Agreement may be executed in two or more counterparts, each of which will be an original and all of which together will constitute one and the same instrument.

7.   Binding Effect; Assignment and Assumption.  This Agreement will be binding upon and inure to the benefit of the parties, any successors or assigns of the Company and your heirs and the personal representative(s) or executor(s) of your estate.

8.   At-Will Employment; Effects of Agreement.  This Agreement shall not be construed as an agreement, either express or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of employment at-will, under which both the Company and you remain free to end the employment relationship for any reason, at any time, with or without Cause or notice. This Agreement supersedes any written or oral communications between the Company and you with respect to retention benefits of any kind. For the avoidance of doubt, the Employment Agreement remains in full force and effect and shall govern your right to receive severance payments and benefits upon a termination of your employment, except as and to the extent the Employment Agreement has been explicitly modified by Section 1 above.

9.   Governing Law; Jury Trial Waiver.  This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania without regard to conflicts of law provisions. Any action, suit or other legal proceeding arising under or relating to any provision of this Agreement shall be commenced only in a court in the Commonwealth of Pennsylvania (or, if appropriate, a federal court located therein), and you consent to the jurisdiction of such a court. You hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.

Jennifer, we are looking forward to continuing to work closely with you as we move forward. Please sign where indicated below to acknowledge your receipt of this Agreement and your acceptance of all of its terms and conditions.

Sincerely,

By:	/s/ Ted Schroeder
Ted Schroeder
CEO

I acknowledge that I have read, understand and agree with the terms set forth herein:

/s/ Jennifer Schranz	8/5/2020
Jennifer Schranz	Date